Contact:

Lawrence E. White

Senior Vice President,

Finance and Chief Financial Officer

615-444-5533

CBRL GROUP, INC. ANNOUNCES A NEW SHARE REPURCHASE

AUTHORIZATION FOR 1 MILLION SHARES

LEBANON, Tenn. – (May 30, 2003) – CBRL Group, Inc. (the “Company”) (Nasdaq: CBRL) today announced that it has been authorized by its Board of Directors to repurchase up to 1 million additional shares of its common stock.  Such repurchases are expected to be made from time to time in open market transactions.  The Company had approximately 48.4 million shares outstanding at the end of its third fiscal quarter on May 2, 2003.

Through the first nine months of this fiscal year, the Company has repurchased approximately 3.4 million shares of its common stock for total consideration of approximately $95 million, or just under $28.00 per share.  Just under 600,000 shares remain to be purchased under previously announced share repurchase authorizations.  Since its first share repurchase authorization in fiscal 1999, the Company has repurchased just under 19.1 million shares of its common stock for total consideration of approximately $452.9 million, or $23.77 per share.

Headquartered in Lebanon, Tennessee, CBRL Group, Inc. presently operates 477 Cracker Barrel Old Country Store restaurants and gift shops located in 41 states and 96 company-operated and 14 franchised Logan’s Roadhouse restaurants in 17 states.

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